Exhibit 99.1

News Release
Contacts:
MEDIA: Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS: Rich Fowler Charles Schwab Phone: 415-667-1841

SCHWAB ANNOUNCES REDEMPTION OF ALL OUTSTANDING DEPOSITARY SHARES REPRESENTING INTERESTS IN ITS 6.00% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

SAN FRANCISCO, October 31, 2017 – The Charles Schwab Corporation (the “Company”) today announced that it will redeem on December 1, 2017, all of the 485,000 outstanding shares of its 6.00% Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), and the corresponding 19,400,000 depositary shares (“Depositary Shares”), each representing a 1/40th interest in a share of the Series B Preferred Stock. The Depositary Shares are currently traded on the New York Stock Exchange under the symbol SCHW PrB (CUSIP 808513204). The Depositary Shares will be redeemed at a redemption price of $25.00 per Depositary Share.

Since the redemption date is also the dividend payment date, the redemption price of $25.00 per Depositary Share does not include declared and unpaid dividends. Regular quarterly dividends were declared in the amount of $0.375 per Depositary Share, and will be paid separately in the customary manner on December 1, 2017 to holders of record at the close of business on November 16, 2017.

The Depositary Shares are held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Depositary Shares will be made by Wells Fargo Bank, N.A. as redemption agent. The address for Wells Fargo Bank, N.A. is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-1400, Attention: Corporate Actions.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 345 offices and 10.6 million active brokerage accounts, 1.6 million corporate retirement plan participants, 1.2 million banking accounts, and $3.18 trillion in client assets as of September 30, 2017. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, money management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, http://www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at www.schwab.com and www.aboutschwab.com.